Exhibit 99.1

HyreCar Appoints New CTO to Scale Platform Capacity to Over 100,000 Vehicles

HyreCar continues to expand technology capacity and leadership strength with appointment of Greg Tatem

LOS ANGELES, Calif., May 25, 2022 /BUSINESSWIRE/ – HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing and food/package delivery services, today announced the appointment of Greg Tatem as Chief Technology Officer and the transition of Ken Grimes to an executive advisory role, effective May 23, 2022.

With over 25 years of experience leading strong development teams, Tatem brings a deep technical background and experience in e-commerce, user segmentation and front-end technology to HyreCar. He previously held leadership, technology and engineering roles at Wine.com and Williams Sonoma. Tatem’s expertise in leading teams and building customer-centric software will be invaluable in his new role as CTO.

“We are pleased to welcome Greg to the HyreCar team at a time when we are growing rapidly,” said Joe Furnari, CEO of HyreCar. “With Greg’s wealth of engineering and product management knowledge, we will be able to continue expanding HyreCar’s platform capacity 10x. I’m confident Greg’s passion for the customer experience will make a tangible impact on how we build products and features that maximize productivity and earnings for our drivers and owners.”

During his tenure at Wine.com, Tatem designed and launched a new site, substantially scaled revenue and built a world-class team of developers. He was responsible for implementing new front-end technology and replacing the mobile site while creating purpose-built services based on different segments of the customer journey. Most recently, he led the launch of a subscription service and created a live chat feature with sommeliers to deliver a highly personalized buying experience. Prior to Wine.com, he spent three years at Williams-Sonoma where he expanded the e-commerce platform for the company’s five brands.

Tatem will be responsible for leading HyreCar’s global technology and digital operations and overseeing the development of innovative initiatives to enhance the customer experience.

“With current driver shortages, HyreCar is uniquely positioned to provide a cost-effective solution for drivers and is the only platform delivering crowdsourced vehicles for gig drivers in the United States,“ said Greg Tatem, CTO of HyreCar. “I'm grateful for the opportunity to roll up my sleeves and work with the fantastic technology and business teams to make HyreCar the most owner and driver-friendly platform available.”

Tatem replaces Ken Grimes who has been serving as CTO since February 2021. “Ken has been instrumental in transforming the platform to a true microservice architecture, and he will continue to support the transition as a special advisor. I am grateful for Ken’s many contributions to HyreCar,” said Furnari.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEM’s that wish to participate in new mobility trends. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information, please visit hyrecar.com.

Investor Relations:

Scott Arnolds

CORE IR

scotta@coreir.com

Media Contact:

Allie Potter

Skyya PR for HyreCar

allie@skyya.com